EXHIBIT NO. 99.(i)

111 Huntington Ave., Boston, Massachusetts 02199

Phone 617-954-5000

Brian E. Langenfeld

Vice President and Managing Counsel

Legal

June 12, 2025

MFS Active Exchange Traded Funds Trust

111 Huntington Avenue

Boston, MA 02199

Ladies and Gentlemen:

I am a Vice President and Managing Counsel of Massachusetts Financial Services Company, which serves as investment adviser to MFS Active Exchange Traded Funds Trust (the “Trust”).

I have acted as counsel to the Trust in connection with Post-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-278691, 811-23953) (the “Registration Statement”) under the Securities Act of 1933. As used in this letter, the term “Shares” refers to the series of shares of beneficial interest of the Trust indicated on Schedule A hereto.

I am admitted to practice law in The Commonwealth of Massachusetts. The Trust was created under a written Declaration of Trust dated February 26, 2024, as amended from time to time, and executed and delivered in Boston, Massachusetts, as amended (“the Declaration of Trust”). The beneficial interest thereunder is represented by transferable shares without par value. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

In connection with rendering the opinions set forth below, I have examined the Registration Statement; the Trust’s Declaration of Trust and current By-Laws, as reflected in the corporate records of the Trust; resolutions of the Board of Trustees of the Trust relating to the authorization and issuance of the Shares; and such other documents as I deemed relevant. In conducting my review, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. I have not independently established any facts represented in the documents relied on.

I am of the opinion that the legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

Under Article III, Section 3.4 and Article VI, Section 6.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time to issue shares of the Trust for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article VI, Section 6.1, it is provided that the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited.

MFS Active Exchange Traded Funds Trust

June 12, 2025

Article X of the Trust’s Amended and Restated By-Laws, dated January 1, 2002, as revised from time to time, provides that shares of beneficial interest of the Trust may not be sold at a price less than the net asset value thereof, as defined in the Trust’s By-Laws, determined by or on behalf of the Trustees next after the sale is made or at some later time after such sale.

The Trust has registered an indefinite number of Shares under the Securities Act of 1933.

I am of the opinion that all necessary Trust action precedent to the issue of all the authorized but unissued Shares of the Trust covered by the Registration Statement and any amendments thereto has been duly taken, and that all such Shares may legally and validly be issued, and when sold, will be fully paid and non-assessable, assuming the receipt by the Trust of the consideration therefor in accordance with the terms of Article X of the Trust’s By-Laws as described above, except as described below. I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state “Blue Sky” or securities laws in connection with the sale of the Shares.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

I consent to your filing this opinion with the Securities and Exchange Commission.

Very truly yours,

BRIAN E. LANGENFELD

Brian E. Langenfeld

Vice President and Managing Counsel

BEL/ada

SCHEDULE A

MFS Active Mid Cap ETF